Exhibit 77M to Neuberger Berman Advisers
Management Trust Form N-SAR - December 31, 2015

File Number: 811-04255
CIK Number: 0000736913

After the close of business on November 6, 2015, all the net assets and liabilities of the Balanced Portfolio, Growth Portfolio, and Small Cap Growth Portfolio, each a series of Neuberger Berman Advisers Management Trust (the
"Merging Portfolios"), were reorganized into Mid Cap
Growth Portfolio, also a series of Neuberger Berman
Advisers Management Trust. The reorganization was performed pursuant to a plan of reorganization approved by the Board of Trustees on June 24, 2015.

The reorganization was accomplished by a tax-free exchange of 551,083.700 Class I Shares of Mid Cap
Growth Portfolio (valued at $13,067,737.53) for
1,212,816.832 Class I shares of Balanced Portfolio;
320,819.326 Class I Shares of Mid Cap Growth Portfolio
(valued at $7,607,524.49) for 245,859.252 Class I Shares of
Growth Portfolio; and 616,452.308 Class S Shares of Mid
Cap Growth Portfolio (valued at $13,738,256.15) for
899,618.6370 Class S Shares of Small Cap Growth
Portfolio. The Merging Portfolios' aggregate net assets at the reorganization date ($34,413,518.17) were combined with those of Mid Cap Growth Portfolio. Prior to the reorganization, the net assets of Mid Cap Growth Portfolio was $315,572,336.20. Immediately after the reorganization, the net assets of Mid Cap Growth Portfolio was $349,985,854.37.